SCHEDULE 14C

(RULE 14C-101)

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

☐	Preliminary information statement.	☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☒	Definitive information statement.

BROWNIES MARINE GROUP, INC.

(Name of Registrant as Specified in Its Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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	(2)	Form, schedule or registration statement no.:

	(3)	Filing party:

	(4)	Date filed:

Brownie’s Marine Group, Inc.
940 N.E. 1st Street
Fort Lauderdale, Florida 33311

Information Statement

February 2, 2012

On December 1, 2011 and January 23, 2012, the board of directors and holders of a majority of the voting capital stock of Brownie’s Marine Group, Inc., a Nevada Corporation (the “Company”), acted by written consents in lieu of a special meeting of stockholders to take certain actions, including the approval of amendments to the Company's Articles of Incorporation increasing its authorized shares of Common Stock and amending the par value of common stock from $0.001 to $0.0001. The Company's Board of Directors fixed January 31, 2012 as the record date (the “Record Date”), for determining the holders of its voting capital stock entitled to notice of these actions and receipt of this Information Statement.

This Information Statement is first being mailed on or about February 2, 2012. The actions to be taken pursuant to the written consents shall be taken on or about February 22, 2012, twenty (20) days after the mailing of this Information Statement. You are urged to read the Information Statement in its entirety for a full description of the actions approved by the holders of a majority of the Company's outstanding voting capital stock.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH IS DESCRIBED HEREIN.

By Order of the Board of Directors

Robert Carmichael

Robert Carmichael
Chairman of the Board of Directors

INFORMATION STATEMENT PURSUANT TO SECTION 14
OF THE SECURITIES EXCHANGE ACT OF 1934
AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

NOTICE OF ACTIONS TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS

To The Stockholders of Brownie’s Marine Group, Inc.:

NOTICE IS HEREBY GIVEN that the Board of Directors has received approval for pursuant to the written consents of stockholders in lieu of a special meeting, dated December 1, 2011 and January 23, 2012 (the “Written Consents”) authorizing the following:

•	The increase in the number of authorized shares of Common Stock from two hundred fifty million (250,000,000) shares of Common Stock to five billion (5,000,000,000) shares of Common Stock;

•	The amendment of the par value of Common Stock from a par value $0.001 per share to a par value $0.0001 per share.

We have attached Appendix A hereto a form of the proposed amendment to Article Fourth of the Articles of Incorporation, indicating the change of par value of the common stock to $.0001 and the increase in authorized shares of common stock to five billion (5,000,000,000).

This Information Statement is being sent to you by the Company's Board of Directors to tell you about certain actions the holders of the Company's outstanding voting capital stock have approved by written consent in lieu of a special meeting of stockholders. This Information Statement is being mailed on or about February 2, 2012. The actions listed above will be taken on or about February 22, 2012, twenty (20) days after the mailing of this Information Statement.

This Information Statement will serve as written notice to stockholders of the Company pursuant to Section 78.320(2) of the Nevada Revised Statutes.

THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY TO THE COMPANY

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OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Company's authorized capital stock consisted of 250,000,000 shares of Common Stock, of which 46,088,815 shares were issued and outstanding. In connection with the Written Consents, the holders of approximately 23,319,161 shares of the Common Stock voted to approve the amendment to the Company's Articles of Incorporation. The amendment to the Company's Articles of Incorporation was approved by the holders of approximately 51% of the outstanding Common Stock. The resolutions approved pursuant to the Written Consent will not be adopted until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the stockholders of record as of the Record Date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth as of the Record Date, certain information known to us with respect to the beneficial ownership of the Company's voting securities by (i) each person who is known by us to own of record or beneficially more than 5% of the outstanding Common Stock, (ii) each of the Company's directors and executive officers, and (iii) all of the Company's directors and its executive officers as a group. Unless otherwise indicated, each of the stockholders can be reached at the Company's principal executive offices located at 940 N.E. 1st Street, Fort Lauderdale, Florida 33311.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		% of Class

Robert M. Carmichael	64,558,939	(1)	72.5%

Wesley G. Armstrong	832,040	(2)	1.8%

Mikkel Pitzner	993,182	(2)	2.2%

All officers and directors as a Group (3 persons)	66,384,161	(1)(2)	74.5%

* less than 1%

(1)	Includes an aggregate of 415,000 shares underlying currently exercisable options. Also includes 42,500,000 shares issuable upon conversion of 425,000 shares of Series A Preferred Stock. The preferred stock votes with the Company common stock, except as otherwise required under Nevada law and may be voted on a 250 vote to one share basis.

(2)	Includes 75,000 shares underlying currently exercisable options.

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AMENDMENT TO THE ARTICLES OF INCORPORATION
INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

General

The Board of Directors and stockholders of the Company have approved an increase in the number of the Company's authorized shares of Common Stock from two hundred fifty million (250,000,000) shares to five billion (5,000,000,000) shares by means of an amendment to the Company's Articles of Incorporation.

The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. However, because the holders of Common Stock do not have preemptive rights to purchase or subscribe for any new issuances of Common Stock, the authorization and subsequent issuance of additional shares of Common Stock will reduce the current stockholders' percentage ownership interest in the total outstanding shares of Common Stock. This amendment and the creation of additional shares of authorized Common Stock will not alter current stockholders’ relative rights and limitations.

The Articles of Amendment to the Company's Articles of Incorporation that reflects the increase in the authorized Common Stock is attached hereto as Exhibit A. The increase in the authorized Common Stock will become effective upon the filing of the Articles of Amendment with the Secretary of State of the State of Nevada, which is expected to occur as soon as is reasonably practicable on or after the twentieth (20th) day following the mailing of this Information Statement to the Company's stockholders.

Reason for Increase Purpose and Effect of Increasing the Number of Authorized Shares

Over the past 18 months we have issued several convertible notes to unrelated third parties in consideration of funding and acquisition of certain assets. As of January 10, 2012, such notes are convertible into approximately 226,069,433 shares of Common Stock. As of January 10, 2012 the Company's authorized capital stock consisted of 250,000,000 shares of Common Stock, of which 46,088,815 shares were issued and outstanding. We currently do not have sufficient authorized shares of Common Stock to eliminate outstanding convertible debt through stock conversions of the notes.

Effective October 4, 2010, the Company converted an accounts payable for legal services to a $20,635 convertible debenture, which is held by Eventus Capital. The debenture matured on April 4, 2011, and bears interest at 5% per annum. At the option of the holder, the principal amount of the note (which amounted to $15,135 as of September 30, 2011) plus any accrued interest may be converted in whole or in part into Common Stock at the conversion price per share of $.001 by written notice. The holder will be limited to maximum conversion of 4.99% of the outstanding Common Stock of the Company at any one time.

Effective November 27, 2010, the Company purchased exclusive rights for license of certain intellectual property from Instant Steam for an initial sum of $125,000.  Payment was in the form of a convertible debenture bearing simple interest of 10% per annum to accrue until paid in full or converted. The parties agreed to a royalty of 2.5% of net revenues generated from the sale, sub-license or use of the technology or a reasonable negotiated rate based on similar invention.  The debenture is convertible to common shares of the Company at May 27, 2011, along with accrued interest at the option of the note holder. Conversion price per share is 30% discount as determined from the weighted average of the preceding 12 trading days’ closing market price.

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Effective January 7, 2011, the Company ratified a technology and license agreement with commitment for purchase of inventory related to an agreement signed in 2010 with Underseas Breathing Systems which set pricing for products if minimum quantity purchases were met. Since the Company did not purchase the minimum quantities, but desired to maintain the technology and licensing rights along with the pricing, it agreed to purchase the 2010 balance shortage in 2011, as well as the 2011 minimum quantities. The agreement required the Company issue a convertible debenture in the principal amount of $76,000. On January 7, 2011, the Company issued a $76,000 convertible debenture for purchase of the product with $28,000 maturing on June 7, 2011, and $48,000 maturing on November 12, 2011. The debenture bears interest at 5% per annum. The holder, at its option may convert all or part of the note plus accrued interest into common stock at a price of thirty percent (30%) discount as determined from the average four (4) highest closing bid prices over the preceding five (5) trading days.

On February 10, 2011, the Company borrowed $42,500 from Asher Enterprises, Inc. in exchange for a convertible debenture. The debenture bears 8% interest per annum and matures on November 14, 2011. The interest rate on the debenture will revert to 22% per annum upon nonpayment of any amounts when due.  Beginning 180 days after the date of the debenture, the lender may convert the note to common shares at a 42% discount of the “Market Price” of the stock based on the average of the lowest three (3) closing bid prices on the date prior to the notice of conversion. In addition, if the Company grants a lower price for common stock purchase or conversion to anyone else during the term of this agreement, the lender’s conversion price will be adjusted downward to the same. Since as of March 31, 2011, the Company has another outstanding debenture with a conversion price to common shares at $.001, this conversion price would also apply to this debenture. The lender cannot convert an amount greater than 4.99% of the outstanding common stock at any one time.

On March 9, 2011, the Company borrowed $50,000 from Errol Kalayci in exchange for a convertible debenture maturing on March 9, 2012. The Debenture bears 10% interest per annum.  The lender may at any time convert any portion of the debenture to common shares at a 30% discount of the “Market Price” of the stock based on the average of the previous ten (10) days weighted average closing prices on the date prior to the notice of conversion with a floor price not to go below $0.01 per share. The Company may prepay the debenture plus accrued interest at any time before maturity.

On May 3, 2011, the Company borrowed $300,000 from Joseph Perez in exchange for a convertible debenture maturing on May 5, 2012. The Debenture bears 10% interest per annum. The lender may at any time convert any portion of the debenture to common shares at a 30% discount of the “Market Price” of the stock based on the average of the previous ten (10) days weighted average closing prices on the date prior to the notice of conversion with a floor price not to go below $0.01 per share. The Company may prepay the debenture plus accrued interest at any time before maturity.

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On August 31, 2011, the Company borrowed $10,000 from Hoboken Street Associates in exchange for a convertible debenture maturing August 31, 2013. The debenture bears interest at 5% per annum. The lender at its option may convert all or part of the note plus accrued interest into common stock at a price of thirty percent (30%) discount as determined from the average four (4) highest closing bid prices over the preceding five (5) trading days.

On September 8, 2011, the Company converted a note payable and related accrued interest of $39,724 held by GKR Associates into a convertible debenture. The debenture bears interest at 10% per annum and matured on September 20, 2011. The lender at its option may convert all or part of the note plus accrued interest into common stock at a price of thirty percent (30%) discount as determined from the average four (4) highest closing bid prices over the preceding five (5) trading days.

On September 12, 2011, the Company borrowed $37,500 from Asher Enterprises, Inc. in exchange for a convertible debenture. The debenture bears 8% interest per annum and matures on June 14, 2012. The interest rate on the debenture will revert to 22% per annum upon nonpayment of any amounts when due.  Beginning 180 days after the date of the debenture, the lender may convert the note to common shares at a 42% discount of the “Market Price” of the stock based on the average of the lowest three (3) closing bid prices on the date prior to the notice of conversion. In addition, if the Company grants a lower price for common stock purchase or conversion to anyone else during the term of this agreement, the lender’s conversion price will be adjusted downward to the same.  Since as of March 31, 2011, the Company has another outstanding debenture with a conversion price to common shares at $.001, this conversion price would also apply to this debenture. The lender cannot convert an amount greater than 4.99% of the outstanding common stock at any one time.

The following table sets forth the convertible note obligations of the Company as of January 10, 2012 and as further described in the Company’s Quarterly Report on Form 10-Q for the quarter ended on September 30, 2011:

Principal Amount of Note and Noteholder	Convertible Note Maturity Date	Outstanding Principal Amount September 30, 2011

$20,635 Eventus Capital Note	April 4, 2011	$15,135
$125,000 Instant Steam Note	May 27, 2011	$125,000
$76,000 Underseas Breathing Systems Note	November 11, 2011	$52,000
$42,500 Asher Enterprises Note	November 14, 2011	$18,500
$50,000 Errol Kalayci Note	March 9, 2012	$50,000
$300,000 Joseph Perez Note	May 5, 2012	$300,000
$10,000 Hoboken Street Associates	August 31, 2013	$10,000
$39,724 GKR Associates Note	September 20, 2011	$39,724
$37,500 Asher Enterprises Note	June 14, 2012	$37,500

Total		$647,859

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Although the Company cannot determine the exact number shares required to convert the above-mentioned convertible debt, the largest portion of the convertible debt, which is comprised of the Asher Enterprises financings (an aggregate of $48,500 at January 10, 2012), has a debenture conversion price equal to the lower of (1) forty two per cent (42%) discount of the lowest three closing bid prices on the date prior to the conversion notice, or (2) $0.001 per share. The following table outlines the number of shares that will be required to convert (1) the Asher Enterprises financings of $56,000 at $0.001 per share (which is lower than a 42% discount of the lowest three closing bid prices on September 30, 2011) and (2) the Eventus Capital Note $15,135:

Note Holder	Conversion Price	Shares Required
Asher Enterprises	$0.001	56,000,000
Eventus Capital	$0.001	15,135,000
Total		71,135,000

Other remaining convertible note obligations of the Company, comprising $576,574, have conversion rates of a thirty percent (30%) discount of the highest closing bid prices during a period of twelve (12), ten (10), five (5) or four (4) consecutive trading days immediately preceding the conversion request. The following table outlines the number of shares that will be required to convert these convertible note obligations of the Company of $576,574 at an assumed conversion rate equal to a thirty percent (30%) discount of the highest closing bid prices of the common stock:

Average of Highest Prices	Average Conversion Price	Approximate Shares Required
$ 0.0089 assuming conversion on Sept 30, 2011	$0.0062	94,964,200
$ 0.0005 assuming conversion on Jan. 10, 2012	$0.0035	164,922,433

In addition, on April 21, 2011, the Company issued 425,000 shares of preferred stock, designated as Series A Convertible Preferred Stock, to Robert Carmichael in consideration for forgiveness of $42,500 due under the Note payable to Chief Executive Officer. The Series A Convertible Preferred Stock may be converted to common stock at a rate of $.01 per share, or 42,500,000 shares of common stock.

The Company also had issued and outstanding options to purchase up to 400,000 shares of common stock pursuant to its Equity Incentive Plan, included options to purchase an aggregate of 150,000 shares of common stock held by members of the Company’s board of directors.

The actual number of shares required to convert or extinguish the Company’s outstanding convertible debt will depend on factors such as the amount of cash payments made by the Company to satisfy these obligations, the trading price of the Common Stock, and the ability of management to negotiate, modify, or extinguish portions of the outstanding convertible debt described above. The conversions will result in substantial dilution to the Company’s current shareholders.

Following the effectiveness of the Articles of Amendment, our capitalization will change as follows and assuming the conversions above as of January 10, 2012:

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Capitalization Prior to the Articles of Amendment:
Common Stock:
Authorized for Issuance	250,000,000
Outstanding:	46,088,815
Reserved for Issuance:	226,069,433
Available for Issuance(shortfall):	(22,158,248)
Preferred Stock:
Authorized for Issuance:	10,000,000
Outstanding:	425,000
Reserved for Issuance:	0
Available for Issuance:	9,575,000

Capitalization Immediately Following the Articles Amendment
Common Stock:
Authorized for Issuance:	5,000,000,000
Outstanding:	46,088,815
Reserved for Issuance:	226,069,433
Available for Issuance:	4,727,841,752
Preferred Stock:
Authorized for Issuance:	10,000,000
Outstanding:	425,000
Reserved for Issuance:	0
Available for Issuance:	9,575,000

The Board of Directors believes that the increase in the number of authorized shares of Common Stock is in the best interests of the Company and its stockholders. The purpose of increasing the number of authorized shares of Common Stock is to have shares available for issuance for such corporate purposes as the Board of Directors may determine in its discretion, including, without limitation:

-                conversion and extinguishment of convertible debt and securities

-                 future acquisitions

-                 investment opportunities

-                 stock splits

-                 stock dividends or other distributions

-                 future financings and other corporate purposes

The Company is actively discussing financing alternatives which may result in the issuance of additional shares of Common Stock. Other than converting and extinguishing current outstanding convertible debt or other securities reference above or in the Company’s Form 10-Q Quarterly Report for the period ended September 30, 2011, the Company has no such plans, proposals, or arrangements, written or otherwise, at this time to issue any of the newly available authorized shares of common stock.

The additional shares of common stock for which authorization is sought would be part of the existing class of Common Stock, if and when issued. These shares would have the same rights and privileges as the shares of Common Stock currently outstanding. Holders of the Company's Common Stock do not have preemptive rights to subscribe for and purchase any new or additional issues of Common Stock or securities convertible into Common Stock.

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Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock is required for the approval of the increase in the number of shares of the authorized Common Stock. On the Record Date, the increase from two hundred fifty million (250,000,000) shares to five billion (5,000,000,000) shares was approved by the holders of approximately 51% of the outstanding shares of Common Stock.

No Dissenters’ Right of Appraisal

Neither Nevada law nor our Articles of Incorporation provides our shareholders with dissenters’ rights in connection with the amendment to our Articles. This means that no shareholder is entitled to receive any cash or other payment as a result of, or in connection with the amendment to our Articles of Incorporation, even if a shareholder has not been given an opportunity to vote.

Interests of Certain Persons in or Opposition to Matters to be Acted Upon

Robert Carmichael owns shares of Series A Convertible Preferred Stock which are convertible into an aggregate of 42,000,000 shares of the Company’s common stock, subject to adjustment. In addition, Wesley Armstrong and Mikkel Pizner own options to purchase up to an aggregate of 150,000 shares of Common Stock, Such persons may be deemed to have an interest in the amendment to increase the authorized shares of Common Stock.

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AMENDMENT TO THE ARTICLES OF INCORPORATION
CHANGE IN PAR VALUE OF COMMON STOCK

General

The par value of our Common Stock will be changed from $0.001 par value per share to $0.0001 par value per share.

Purpose and Effect of the Par change

“Par Value” is a dollar value assigned to shares of stock, which is the minimum amount for which each share may be sold. Historically, the concept of par value and the stated capital of a company were to protect creditors and senior security holders by ensuring that a company received at least the par value as consideration for issuance of its shares. Over time, these concepts have lost their significance for the most part. In fact, Nevada (as well as most states) permits the issuance of shares without par value and most newly-formed companies have no par value or a minimal par value shares.

The reduction in par value is not being done for the purpose of impeding any takeover attempt. Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock at a price as low as $0.0001 per share without shareholder approval has potential utility as a device to discourage or impede a takeover of the Company. In the event that a non-negotiated takeover was attempted, the private placement of stock into “friendly” hands, for example, could make the Company unattractive to the party seeking control of the Company. This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

A major reason the Board and the majority shareholders approved the amendment is to potentially comply with the terms of Company's convertible debt. The convertible debt instruments that have been issued by the Company require that the Company have shares available for issuance upon exercise of the holders' conversion rights. Much of the outstanding convertible debt provides for conversion at prices that are a discount to the market price at the time of conversion. In the event, the Company's common stock is trading at or below par value, Nevada law would not permit the Company to issue stock at a price less than par value. The Company, therefore, would be unable to issue stock at the conversion prices specified in the convertible debt instruments. The reduction in par value is necessary to prevent this potential problem.

The Board also believes that the reduction in par value of the Company's Common Stock will provide it with greater flexibility in setting the consideration that may be received for shares of Common Stock issued in transactions such as mergers, acquisitions and other business combinations, stock issuances and issuances of securities exercisable for or convertible into shares of Common Stock.

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DELIVERY OF DOCUMENTS TO
MULTIPLE STOCKHOLDERS SHARING AN ADDRESS

One Information Statement will be delivered to multiple stockholders sharing an address unless the Company receives contrary instructions from such stockholders. Upon receipt of such notice, the Company will undertake to promptly deliver a separate copy of the Information Statement to the stockholder at the shared address to which a single copy of the Information Statement was delivered. In the event you desire to provide such notice to us with respect to this Information Statement or any future Annual Report, Proxy Statement or Information Statement, such notice may be given verbally by phoning the Company's head office at (954) 462-5570 or by mail to 940 N.E. 1st Street, Fort Lauderdale, Florida 33311.

ADDITIONAL INFORMATION

Additional information concerning the Company, including its annual and quarterly reports on Forms 10-K and 10-Q, and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission, may be accessed through the EDGAR archives at www.sec.gov.

BROWNIE’S MARINE GROUP, INC.

Robert Carmichael

Robert Carmichael
Chairman of the Board

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ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF
BROWNIE’S MARINE GROUP, INC.

Brownie’s Marine Group, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), and in accordance with the applicable provisions of Section 78 of the Nevada Revised Statutes (“NRS”):

WHEREAS, the following resolutions were adopted by the Corporation’s Board of Directors and the holders of a majority of the voting capital stock of the Corporation:

NOW THEREFORE BE IT RESOLVED:

1.     That Section IV(i) of the Corporation’s Articles of Incorporation, as amended, is hereby amended and replaced with the following:

“IV. AUTHORIZATION OF CAPITAL STOCK: The amount of the total authorized capital stock of the Corporation shall consist of (i) FIVE BILLION (5,000,000,000) shares of common stock, $.0001 par value per share.”

2.     That (i) a resolution was adopted by unanimous approval of the directors of the Corporation pursuant to NRS Section 78.390 on December 1, 2011, setting forth the above-mentioned amendments and declaring said amendments to be advisable, and (ii) holders of a majority of the outstanding shares of the Common stock of the Corporation adopted said amendments on December 1, 2011 and January 23, 2012, in accordance with the provisions of NRS Section 78.302(2).

IN WITNESS WHEREOF, this Articles of Amendment of the Articles of Incorporation has been signed by the Chief Executive Officer of the Corporation this ____ day of February, 2012.

BROWNIE’S MARINE GROUP, INC.

By:
Robert Carmichael, Chief Executive Officer